Exhibit 99.1

Eikon Therapeutics Reports Second Quarter 2026 Financial Results

and Provides Clinical Updates

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Eikon announced seven abstracts accepted for presentation at the European Society for Medical Oncology (ESMO) Congress 2026 highlighting progress across Eikon’s oncology portfolio, including clinical updates for EIK1001 and EIK1003 and initial clinical findings for EIK1004 and EIK1005

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Presented data at the American Society for Clinical Oncology (ASCO) 2026 Annual Meeting demonstrating encouraging activity of EIK1001 combined with pembrolizumab and histology-appropriate chemotherapy for the front-line treatment of patients with advanced NSCLC in the TeLuRide-005 Phase 2 trial, and preliminary evidence that the PARP1-selective inhibitor EIK1003 could be safely combined with full-dose paclitaxel in second-line treatment of breast and ovarian cancers

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Progressed the TeLuRide-006 Phase 2/3 registrational trial of EIK1001 through a first interim analysis, including dose-optimization in first-line advanced melanoma

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Appointed Ma. Fatima “Fama” Francisco to the Board of Directors, adding decades of global commercial experience

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Ended second quarter of 2026 with $531.2 million in cash, cash equivalents and marketable securities

MILLBRAE, Calif., August 13, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (“Eikon”), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today reported second quarter 2026 financial results and provided updates on its programs.

“The second quarter saw meaningful acceleration of Eikon’s most important clinical programs, leading to acceptance of seven abstracts, related to all four of our current clinical candidates, for presentation at the upcoming ESMO conference in October in Madrid,” said Roger M. Perlmutter, M.D., Ph.D., Chief Executive Officer and Board Chair of Eikon Therapeutics. “These new results expand what we reported at the ASCO conference in June and advance our ability to address important unmet needs in cancer therapy. Moreover, our clinical progress reinforces the conclusion that Eikon’s unique research platform can reproducibly elucidate novel approaches towards the treatment of grievous illness.”

Clinical Development Highlights

EIK1001

EIK1001 is a systemically administered TLR 7/8 dual-agonist designed to stimulate both innate and adaptive immune responses to malignancy. Eikon believes that its data

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generated to date show that intravenous administration of EIK1001 has been generally well-tolerated, activates readily measured systemic immune responses, and can be combined with current standard-of-care for the treatment of malignant disease.

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Eikon will present comprehensive updated data from TeLuRide-005 (NCT06246110), an ongoing open-label Phase 2 trial evaluating the safety and tolerability of EIK1001 in combination with both pembrolizumab and histology-appropriate chemotherapy for the treatment of patients with non–small cell lung cancer (NSCLC), on Monday, October 26 at the ESMO Congress 2026 in Madrid, Spain.

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On August 11, 2026, Eikon reported that a first interim analysis of TeLuRide-006 (NCT06697301), an ongoing global Phase 2/3 registrational trial evaluating EIK1001 in combination with pembrolizumab in the first-line treatment of advanced melanoma, was completed by an independent Data Monitoring Committee (DMC). The DMC selected, per protocol, a single dosing regimen for expansion of the trial, and recommended that the study continue as planned.

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On July 27, 2026, Eikon announced dosing of the first patient in TeLuRide-008 (NCT07365319), a Phase 2/3 registrational trial evaluating EIK1001 in combination with both pembrolizumab and histology-appropriate chemotherapy as first-line therapy for treatment-naive patients with stage 4 NSCLC.

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On May 30, 2026, Eikon presented updated data at the 2026 ASCO Annual Meeting from TeLuRide-005 (NCT06246110), an ongoing open-label Phase 2 trial evaluating the safety and tolerability of EIK1001 in combination with both pembrolizumab and histology-appropriate chemotherapy for the treatment of patients with non-small cell lung cancer (NSCLC). Among other results, the presentation showed:

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When combined with standard-of-care therapy, EIK1001 was observed to be associated with meaningful and consistent clinical activity across PD-(L)1 tumor proportion score subgroups
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EIK1001 was observed to be generally well tolerated, permitting administration in the outpatient setting
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Durable anti-tumor activity with median response duration of greater than 11 months for the non-squamous cohort was observed

A more complete characterization of these durable responses will be presented at the ESMO Congress 2026 in October.

EIK1003 & EIK1004

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EIK1003 and EIK1004 are highly selective PARP1 inhibitors designed to inhibit PARP1 while sparing PARP2, thereby promoting tumor regression by targeting the DNA damage response of cancer cells. EIK1004 was specifically engineered to penetrate the central nervous system (CNS), potentially expanding the utility of selective PARP1 inhibition to tumors involving the brain and CNS. Eikon believes the selectivity of EIK1003 and EIK1004 may enable the development of near full-dose combination regimens with chemotherapy, antibody-drug conjugates, or radionuclides, in earlier lines of therapy than currently possible with non-selective PARP inhibitors, and will potentially allow for more sustained therapeutic dosing during maintenance treatment.

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Eikon will present clinical data from its ongoing Phase 1/2 trial of EIK1003 on Friday, October 23 at the ESMO Congress 2026 in Madrid, Spain. Various trial components evaluate the safety and efficacy of EIK1003 as monotherapy or in combination with anti-cancer agents in participants with advanced solid tumors (NCT06253130). The presentations will include updated data from Cohorts 1A and 1C, as well as initial data from Cohort 1B, which is specifically evaluating the safety and preliminary efficacy of EIK1003 in combination with abiraterone and prednisone for the treatment of patients with advanced prostate cancer.

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Eikon is also currently enrolling an additional Cohort 1D, evaluating EIK1003 in combination with paclitaxel and platinum-based chemotherapeutic regimens in patients with ovarian cancer. Site selection for Cohort 1D is completed and enrollment is ongoing.

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Eikon is currently evaluating two dose levels of EIK1003 monotherapy, 20 mg and 60 mg, to determine the optimal Phase 2 dose for EIK1003. Approximately 30 PARPi-naïve, HER2-negative breast cancer patients are expected to be enrolled at each dose level. Enrollment for the Part 2 dose optimization portion of the Phase 1/2 trial is ongoing.

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On Friday, October 23 at the ESMO Congress 2026 in Madrid, Spain, Eikon will also present, for the first time, data from an ongoing Phase 1/2 trial evaluating the safety and efficacy of EIK1004, a selective PARP1 inhibitor designed to penetrate the CNS, for the treatment of patients with ovarian, breast, prostate, and pancreatic cancers (NCT06907043). Eikon believes that these results, together with data from its studies of EIK1003, will provide mutually reinforcing insights into the behavior of highly-selective PARP1 inhibitors.

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On May 30, 2026, Eikon presented data at the 2026 ASCO Annual Meeting from its ongoing Phase 1/2 trial evaluating the safety and efficacy of EIK1003 as monotherapy or in combination with anti-cancer agents in participants with advanced solid tumors (NCT06253130), including:

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Updated clinical safety, tolerability and preliminary efficacy data from Cohort 1A, evaluating EIK1003 as a monotherapy for the treatment of patients with ovarian, breast, prostate, and pancreatic cancers

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Initial clinical safety, tolerability and preliminary efficacy data from Cohort 1C, evaluating EIK1003 in combination with paclitaxel for the treatment of patients with platinum-resistant ovarian, or breast cancer patients who are either HER2-negative, ER-positive, and hormonal therapy-experienced, or ER-negative and chemotherapy-experienced.

EIK1005

EIK1005 is a novel molecular entity, designed to inhibit the Werner (“WRN”) helicase, that emerged from original research conducted in Eikon’s laboratories. Eikon believes that EIK1005 has the potential to be an effective anti-tumor agent for microsatellite instability-high (MSI-high) tumors, by producing synthetic lethality in MSI-high cells that depend upon the WRN helicase salvage pathway to maintain genome integrity.

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Eikon is currently evaluating EIK1005 in a Phase 1/2 trial as monotherapy and in combination with pembrolizumab in participants with advanced solid tumors (NCT07262619). The first patient in this Phase 1/2 dose-escalation trial was dosed in January 2026.

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Preliminary safety, tolerability and pharmacokinetic data for EIK1005 will be presented on Friday, October 23 at the ESMO Congress 2026 in Madrid, Spain.

EIK1006

EIK1006 is another internally-derived clinical candidate and is being investigated as a potential next-generation androgen receptor (“AR”) antagonist with activity against multiple clinically important genetic variants of AR that emerge during treatment with conventional AR blockers. Preclinically, Eikon scientists have shown that EIK1006 binds to the ligand binding domain of AR and blocks its nuclear translocation, thereby inhibiting AR transcriptional activity and downstream signaling.

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Eikon expects to submit an investigational new drug application (IND) for EIK1006 by the end of 2026.

Key Upcoming Milestones

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EIK1001: Presenting full combination data from the TeLuRide-005 trial in NSCLC on Monday, October 26 at ESMO.
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EIK1003: Presenting updated Phase 1/2 monotherapy and combination data in patients with advanced solid tumors across Cohorts 1A, 1B and 1C on Friday, October 23 at the ESMO Congress 2026.

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EIK1004: Presenting initial Phase 1/2 data in patients with advanced solid tumors on Friday, October 23 at ESMO.
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EIK1005: Presenting initial Phase 1/2 data in patients with advanced solid tumors on Friday, October 23 at the ESMO Congress 2026.
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EIK1006: Expects to submit an IND by the end of 2026.

Second Quarter 2026 Corporate Highlights

Appointment of Ma. Fatima D. Francisco to Board of Directors

Eikon appointed Ma. Fatima (“Fama”) D. Francisco as an independent director to its Board of Directors, where Ms. Francisco will also serve on the Board’s Compensation Committee.

Ms. Francisco most recently served as Chief Executive Officer, Baby, Feminine and Family Care at The Procter & Gamble Company, where she led one of the company's largest global business units. During her more than 35-year career at Procter & Gamble, she has held numerous leadership positions across marketing, innovation, commercial operations, and general management. She also serves on the Board of Directors of HP Inc. and Nestlé S.A., and previously served on the Board of Directors of Organon & Co.

Second Quarter 2026 Financial Results

Cash Position: As of June 30, 2026, Eikon had cash, cash equivalents, and marketable securities of $531.2 million. Eikon expects its current cash, cash equivalents, and marketable securities to fund operations into the second half of 2027.

Research and Development (“R&D”) Expenses: R&D expenses were $75.5 million for the three months ended June 30, 2026, compared to $69.2 million for the three months ended June 30, 2025, an increase of $6.3 million, or 9%. Direct research and development expenses increased by $12.8 million as we advanced our clinical trial activity, and compensation costs increased by $1.7 million. These increases were partially offset by restructuring expenses and milestone payments in the prior year period and by lower occupancy costs.

General and Administrative (“G&A”) Expenses: G&A expenses were $17.9 million for the three months ended June 30, 2026, compared to $40.5 million for the three months ended June 30, 2025, a decrease of $22.5 million, or 56%. The decrease was primarily due to the impairment in the year-ago period of $10.7 million of property and equipment and $10.3 million of operating lease right-of-use assets relating to properties in Hayward, California that Eikon vacated in April 2025 when the Company moved into its current corporate headquarters in Millbrae, California.

Net Loss: Net loss attributable to common stockholders was $88.4 million for the second quarter of 2026, compared to $105.2 million for the prior-year period.

“Our strong balance sheet enables us to continue to support an increasingly mature pipeline, including ongoing registrational studies of EIK1001 in both advanced melanoma and non-small cell lung cancer,” said Freddie Bowie, Ph.D., Chief Financial

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Officer. “Additional development programs to be reviewed at ESMO demonstrate our ability to execute global clinical trials across multiple indications. We remain focused on deploying capital toward opportunities that we believe have the potential to significantly enhance shareholder value over the next few years.”

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates that could eventually become lifesaving medicines. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential of Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives for 2026 and beyond, including Eikon’s anticipated presentations at the ESMO Congress 2026 and the anticipated cash runway into the second half of 2027; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: Eikon’s limited operating history; its significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; its need for substantial additional funding; the early stage of development of many of its product candidates and the possibility that its product candidates may fail in development; its dependence on the success of its current product candidates; its ability to leverage its technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report

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on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com

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Eikon Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	(in thousands, except share and per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$ 75,460	$ 69,189	$ 145,507	$ 125,776
General and administrative	17,934	40,454	35,224	55,250
Total operating expenses	93,394	109,643	180,731	181,026
Loss from operations	(93,394)	(109,643)	(180,731)	(181,026)
Interest income (expense), net	5,037	4,434	9,417	7,594
Other income (expense), net	(52)	(2)	(53)	(22)
Net loss and comprehensive loss	(88,409)	(105,211)	(171,367)	(173,454)
Impact of preferred stock extinguishments and modifications	—	—	—	(9,396)
Net loss attributable to common stockholders	$ (88,409)	$(105,211)	$ (171,367)	$(182,850)
Net loss per share attributable to common stockholders, basic and diluted	$ (1.63)	$ (36.94)	$ (3.90)	$ (65.08)
Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	54,143,162	2,848,529	43,978,373	2,809,691

Eikon Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands)

(Unaudited)

	(in thousands)
	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$ 531,178	$ 335,975
Total assets	779,570	594,734
Total liabilities	313,070	312,298
Total stockholders’ equity (deficit)	466,500	(879,034)